Exhibit 99.1

Contact:

Sherry Beck

Rogue Wave Software, Inc.

Phone: 303-545-3264

E-mail: beck@roguewave.com

ROGUE WAVE SOFTWARE REPORTS FINANCIAL RESULTS

FOR THIRD FISCAL QUARTER 2003 AND

ANNOUNCES FUTURE PRODUCT DIRECTION

Company Unveils its Service-Based Architecture Strategy

BOULDER, Colo., July 16, 2003 — Rogue Wave Software, Inc. (Nasdaq: RWAV), a global software application infrastructure and consulting services company, today reported the following results for its third fiscal quarter ended June 30, 2003.

•	Revenue for the quarter was $7.3 million, representing a decline of 28% when compared to the $10.1 million achieved in the third fiscal quarter of 2002, but slightly higher than the previously provided guidance of $6.0 million to $7.1 million.

•	Net income for the quarter was approximately $22,000 or break-even per basic and diluted share compared to a net loss of ($1.0 million) or ($0.10) per share for the third fiscal quarter of 2002.

•	Cash and investments at June 30, 2003 increased to $28.8 million compared to $25.6 million at March 31, 2003.

•	Product development continued at a rapid pace with recent releases of Stingray Studio 2003 and SourcePro C++ Edition 5. LEIF™, the company’s Lightweight Enterprise Integration Framework™ released in December 2002, continued to see growing interest from the development community.

“Given the continued economic sluggishness, we are pleased with our results and our ability to exceed the expectations set last quarter,” stated Kathleen Brush, CEO of Rogue Wave Software. “We were able to achieve our goal of profitability and cash conservation, and we have added more than $3.2 million to our cash reserves. Revenue from our new products remains low, but they continue to improve. This is encouraging, as is the ongoing customer commitment to our core products.”

A SERVICE-BASED ARCHITECTURE STRATEGY

During the first half of calendar 2003, Rogue Wave began crafting its new strategy under the guidance of CEO Kathleen Brush. After a formal assessment of the company’s strengths, the company began an intense research initiative into opportunities related to application development. This research and the ensuing analysis resulted in the formalization of a product strategy that is centered on developing products to facilitate the creation of a service-based architecture, also called a service-oriented architecture (SOA).

SOA is an emerging application architecture where full-scale application functionality is achieved through the connection of multiple smaller applications/services that are wrapped in a network layer. SOA allows an organization an opportunity to reap the functional benefits of a monolithic application while maintaining the agility to incrementally and cost-effectively expand application functionality as business needs change.

Over the last decade, other efforts to create an application architecture that is service-based and aligned with the needs of business have been unsuccessful. Today, Rogue Wave believes that industry momentum and the adoption of key standards exist to make this service-based architecture a commercial reality. The drive toward lower total cost of ownership in IT will further encourage the acceptance of SOA. Since its inception, Rogue Wave has focused on providing components and tools to speed the development of enterprise applications. Delivering products that facilitate the development of applications in this new business-oriented application architecture is a natural step for Rogue Wave.

Rogue Wave plans to introduce two new products as part of a new SOA strategy:

•	The first, code-named Rip Tide, will build upon the company’s existing LEIF product to help developers quickly create services. Rip Tide comfortably builds upon Rogue Wave’s current core competencies and client base and will further the company’s push into Web services.

•	The second product in Rogue Wave’s SOA strategy is being developed under the code name Wave Runner. Wave Runner will facilitate the assembly and orchestration of services, helping organizations weave individual services into a full-scale application. By orchestrating the services created using Rip Tide, Wave Runner enhances Rip Tide’s value (and vice versa) and it allows Wave Runner to leverage Rip Tide’s customer base. Additionally, its multi-lingual support will expand Rogue Wave’s reach beyond C++ into technologies, such as Java/J2EE and Microsoft .NET.

Brush noted, “Rogue Wave’s core product suite, coupled with LEIF and Rip Tide, will continue to assist our clients in leveraging their existing C++ investments to take advantage of the power of Web services. Wave Runner will help our customers realize still more of this power and the power of SOA and will give Rogue Wave an avenue into new non-C++ market opportunities.”

“The first release of Wave Runner the second major release of LEIF 2.0 (code named Rip Tide) are targeted for the first half of calendar 2004. From now until then we will be focused on meeting our development milestones and preparing all areas of the company for an exciting push into this new and promising opportunity,” concluded Brush.

Brush will provide further detail of the company’s new strategy on the earnings call, available live via its Web site at www.roguewave.com or by calling (800) 901-5213 for domestic, and (617) 786-2962 for international, beginning at 4:30 p.m. EDT today. The pass code is 97293481.

There will also be an on-demand webcast replay of the conference call beginning two hours after the conclusion. The replay will be available at www.roguewave.com through July 30, 2003. A phone replay is also available at (888) 286-8010 for domestic and (617) 801-6888 for international. The pass code for the replay is 15362156.

About Rogue Wave Software, Inc.

Rogue Wave Software, Inc. (Nasdaq: RWAV) is a leading global software and consulting services company. Its large-scale, platform-independent business frameworks, components and services provide the fastest way to deliver durable mission-critical applications. Today more than 300,000 developers at the world’s leading companies use Rogue Wave products to develop comprehensive, enterprise-level general business and e-business applications. With headquarters in Boulder, Colo., Rogue Wave has offices located throughout the United States, Europe and Asia and can be found on the Internet at www.roguewave.com.

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Rogue Wave is a registered trademark of Rogue Wave Software, Inc. All other trademarks are the property of their respective owners.

This release may contain projections or other forward-looking statements regarding future events or the future financial performance of the company that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Rogue Wave with the SEC, specifically the most recent reports on Form 10-K and 10-Q which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including risks associated with acquisition strategy, dependence on new product offerings such as Rip Tide and Wave Runner, competition, patents, intellectual property and licensing, future growth, rapid technological and market change, manufacturing and sourcing risks, Internet infrastructure and regulation, international operations, volatility of stock price, financial risk management, and potential volatility in operating results, among others.

ROGUE WAVE SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2003	September 30, 2002
	(unaudited)
A S S E T S
Current assets:
Cash and short-term investments	$28,798	$28,256
Accounts receivable, net	6,266	8,144
Prepaid and other current assets	590	2,057

Total current assets	35,654	38,457
Equipment, net	1,274	2,933
Other assets, net	813	1,552

Total assets	$37,741	$42,942

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$331	$137
Accrued expenses	3,527	4,961
Deferred revenue	6,918	9,102

Total current liabilities	10,776	14,200
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	38,950	39,944
Accumulated deficit	(12,429)	(11,325)
Other comprehensive income	434	113

Total stockholders’ equity	26,965	28,742

Total liabilities and stockholders’ equity	$37,741	$42,942

ROGUE WAVE SOFTWARE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data, unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2003	2002	2003	2002
Revenue:
License revenue	$3,880	$5,395	$14,535	$18,185
Service and maintenance revenue	3,405	4,659	10,768	15,846

Total revenue	7,285	10,054	25,303	34,031

Cost of revenue:
Cost of license revenue	80	231	439	523
Cost of service and maintenance revenue	487	1,289	2,322	5,210

Total cost of revenue	567	1,520	2,761	5,733

Gross profit	6,718	8,534	22,542	28,298

Operating expenses:
Product development	1,307	2,892	5,060	9,497
Sales and marketing	2,913	5,603	11,431	17,031
General and administrative	917	1,204	3,028	4,387
Restructuring, severance and goodwill amortization	1,546	270	4,123	1,315

Total operating expenses	6,683	9,969	23,642	32,230

Income (loss) from operations	35	(1,435)	(1,100)	(3,932)
Other income, net	2	(104)	117	370

Income (loss) before income taxes	37	(1,539)	(983)	(3,562)
Income tax expense (benefit)	15	(517)	121	(1,100)

Net income (loss)	$22	$(1,022)	$(1,104)	$(2,462)

Basic and diluted earnings (loss) per share	$0.00	$(0.10)	$(0.11)	$(0.23)

Shares used in basic per share calculation	9,966	10,643	10,091	10,717

Shares used in diluted per share calculation	10,006	10,643	10,091	10,717